                                                                EXHIBIT 3.3
                                                                -----------


                           CERTIFICATE OF AMENDMENT
                                      TO
                          SECOND AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                             SMARTERKIDS.COM, INC.

        SmarterKids.com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        FIRST: That the Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions setting forth a proposed amendment to the Corporation's Second Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and directing consideration thereof by the stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

     RESOLVED:   That, subject to stockholder approval, Article FOURTH of the
                 Corporation's Third Amended and Restated Certificate of
                 Incorporation, be amended and restated and shall read in its entirety as set forth on Exhibit A attached hereto.
                                          ---------

        SECOND: The Board of Directors of the Corporation directed that such amendment be submitted to the stockholders of the Corporation for their consent and approval and, in lieu of a meeting and vote of stockholders, the stockholders having not less than the minimum number of votes that is necessary to consent to this amendment have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the DGCL.

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                                      -2-


        IN WITNESS WHEREOF, the undersigned has executed, signed and
acknowledged this Certificate of Amendment this    day of           , 1999.
                                                --        ----------

                                          SMARKTERKIDS.COM, INC.

                                          By:
                                             ------------------------------

Name:                                     Robert Cahill
                                          Title:  Vice President, Finance


Attest:

By:
   -----------------------------------

        David Blohm
        Secretary
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                                      -3-

                                                                       Exhibit A
                                                                       ---------

"FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,000,000 shares, consisting of 90,000,000 shares of Common Stock with a par value of $.01 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock").

        A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A.      COMMON STOCK
        ------------

        1.   General.  All shares of Common Stock will be identical and will
             -------
entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

        2.   Dividends.  Dividends may be declared and paid on the Common Stock
             ---------
from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

        3.   Dissolution, Liquidation or Winding Up.  In the event of any
             --------------------------------------
dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

        4.   Voting Rights.  Except as otherwise required by law or this Third
             -------------
Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.
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                                      -4-

B.      PREFERRED STOCK
        ---------------

        The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

        The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a "Certificate of Designation") shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Third Amended and Restated Certificate of Incorporation."